Exhibit 10.8

ADDENDUM TO STANDARD INDUSTRIAL/COMMERCIAL -

SINGLE - TENANT LEASE - NET

THIS ADDENDUM TO STANDARD INDUSTRIAL/COMMERCIAL – SINGLE-TENANT LEASE - NET (“Addendum”) is made and entered into by and between TEJ ENTERPRISES, LLC (“Lessor”), and ARCIMOTO, LLC (collectively, “Lessee”), as of the date set forth on the first page of that certain Standard Industrial/Commercial Lease -Single-Tenant Lease - Net (the “Lease”) between Lessor and Lessee to which this Addendum is attached and incorporated. The terms, covenants, and conditions set forth herein are intended to and shall have the same force and effect as if set forth at length in the body of the Lease. To the extent that the provisions of this Addendum are inconsistent with any provisions of the Lease, the provisions of this Addendum shall supersede and control. This Addendum, together with the Lease itself and all other exhibits, Riders and Addenda attached thereto represents the full integrated and binding agreement of the parties. All references in the Lease and in this Addendum to “Lease” are to be construed to mean the Lease as amended and supplemented by this Addendum. All terms used in this Addendum, unless specifically defined in the Addendum, have the same meaning as ascribed for such terms in the Lease.

50.	Lessee Alterations shall mean Alterations performed by the Lessee or under its direction. The terms of paragraph 7.3 shall further be subject to the terms of this paragraph 50.

50.1	In no event shall Lessor be required to consent to any Lessee Alterations that would in Lessor’s judgement, reasonably exercised: (a) lessen the value of the Premises, (b) adversely affect the proper functioning of any of the mechanical, electrical, sanitary or other service systems of the Premises, (c) affect the structural integrity of the Premises, or (d) increase the premiums payable for insurance for general civil liability or replacement value of the subject property, or otherwise affect the ability to insure the same.

50.2	Lessee covenants and agrees that any Lessee Alterations shall be completed free of all liens and encumbrances, and that all contractors, subcontractors and materialmen will be fully paid. Lessee shall indemnify and hold Lessor harmless against any and all loss, damage or liability that Lessor may sustain as a result of any work performed by the Lessee, and against any noncompliance by Lessee with any provision of the Paragraph 50-50.3

50.3	Any Lessee Alterations shall be done in a first-class workmanlike manner in accordance with all applicable laws, codes, rules and regulations, and in conformity with (a) the approved plans and specifications described in paragraph 7.3(b) hereof and (b) all other conditions of this Lease.

51.	Refuse Storage and Removal. All waste and garbage from the Premises shall be placed by Lessee in closed containers and stored by Lessee on the Premises pending removal of same by a private sanitation company arranged and paid for by Lessee. Lessee shall, at its own cost and expense, promptly dispose of all garbage, refuse, ashes and waste arising from the conduct of its business in the Premises, utilizing for such purpose a regularly scheduled trash pick-up company so as to avoid any noxious or offensive smells or odors therefrom. Any and all other safeguards that may be necessary to prevent the accumulation of such garbage or other refuse from becoming a nuisance shall be provided by Lessee at its own cost and expense.

52.	Lessee understands and acknowledges that lessee, at Lessee’s sole expense, must comply with all building, fire codes and regulations of any kind, required by Lessee’s use.

53.	Base Monthly Rent and Adjustment Process: On each anniversary of the Commencement Date Base Rent shall be increased by three percent (3.0%) from the monthly Base Rent in effect for the immediately preceding year. The process described in this paragraph is the “Adjustment Process”.

54.	Lessor acknowledges receipt from Lessee the sum of $18,790.19, $8982.00 representing security deposit, $8982.00 representing Base rent for the period November 1-November 30, 2018, $223.67 representing property taxes, $153.42 representing insurance and $449.10 representing monthly management fees for the period November 1-November 30, 2018.

55.	Redevelopment Relocation or Termination.

55.1	Anything in this Lease to the contrary notwithstanding, Lessee acknowledges and agrees that, throughout the Original Term Lessor shall have the right to remodel, add to, alter or demolish the Building containing the Premises, or any portion thereof or to ground lease or to redevelop the site (collectively, the “Redevelopment”), as Lessor may determine in its sole and absolute discretion, provided, that Lessor shall provide Lessee with no less than Three Hundred Sixty Five (365) days prior written notice (the “Notice Period”) of the Redevelopment (the “Redevelopment Notice”), the Redevelopment Notice to include: (a) whether the Redevelopment will result in the alteration or demolition of the Premises (hereinafter, a “Terminating Event”), and (b) in the event of a Terminating Event, (i) the date which the Lease will terminate and Lessee is required to vacate the Premises, which date shall not be less than three hundred sixty five (365) days from the date of Lessee’s receipt of the Redevelopment Notice, (ii) whether Lessor will be providing Lessee with a new premises following the completion of the Redevelopment (a “New Premises”), and (iii) in the case where Lessor does offer Lessee a New Premises, the estimated length of time, if any, that Lessee will not be able to operate its business due to the Redevelopment. Notwithstanding the foregoing, Lessor shall be required, in the case in which the Redevelopment contain sufficient space for all lessees in premises undergoing Redevelopment, and in which Redevelopment is not done in concert with or specifically for a new occupant within the redeveloped property, to offer Lessee a New Premises, specifically for a new occupant or use within the redeveloped property, to offer Lessee a New Premises.

55.2	In the event of a Redevelopment in which Lessor offers Lessee a New Premises, Lessee shall be under no obligation to accept such offer. Lessee shall notify Lessor of its acceptance or rejection of such offer within ninety (90) days of receipt of the Redevelopment Notice, and to the extent Lessor does not receive such acceptance or rejection during that time, Lessee shall be deemed to have rejected such offer. In the event that Lessee does not accept such offer, then the Lease shall terminate on the date set forth in the Redevelopment Notice.

55.3	In the event of a Redevelopment in which Lessor offers Lessee a New Premises Lessor shall offer the New Premises as reasonably similar in size and location to Lessee’s existing Premises as Redevelopment allows, taking into account other obligations to other lessees. The New Premises shall be delivered to Lessee in condition substantially similar to that existing prior to Redevelopment, exclusive only of Lessee’s furniture, fixtures and equipment. Lessor and Lessee agree that the Lease shall be amended to reflect the new square footage for the New Premises and the new Base Rent, which Base Rent shall be consistent with rents of similar spaces in the immediate vicinity, as adjusted for specifics of the New Premises, and that all other terms of the Lease shall otherwise remain in full force and effect. Notwithstanding the foregoing, the Base Rent under the lease for the New Premises shall be abated during the period that Lessee is installing its fixtures and equipment in the New Premises following delivery of same by Lessor, which period shall in no case be longer than sixty (60) days beyond Lessor’s delivery of the New Premises to Lessee in the condition required by this paragraph.

55.4	In connection with all of the foregoing in this Section 55, Lessor and Lessee agree to cooperate with the other in every reasonable way in carrying out the terms and provisions regarding the relocation contemplated herein, and in delivering all documents and instructions deemed reasonably necessary or useful by both parties

56.	CASP Inspection. The Premises has not undergone an inspection by a certified access specialist.

Signed:	/s/ Mark Frohnmayer	Date: 10/23/18
Mark Frohnmayer

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